EXHIBIT 97.1
PG&E CORPORATION AND PACIFIC GAS AND ELECTRIC COMPANY
DODD-FRANK CLAWBACK POLICY

1.    Purpose

PG&E Corporation and Pacific Gas and Electric Company (each, a “Company” and together “Companies”), have adopted this Dodd-Frank Clawback Policy (this “Policy”) to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as codified by Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 303A.14 of the New York Stock Exchange Listed Company Manual (the “Listing Standards”). This Policy provides for the Companies’ recoupment of Incentive-Based Compensation paid erroneously to Covered Executives in the event of a Restatement. Capitalized terms will have the meanings set forth in Section 13.

2.    Administration

This Policy will be administered by the People and Compensation Committee of the PG&E Corporation Board of Directors (the “Committee”).

The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. This Policy will be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act, any applicable rules or standards adopted by the Securities and Exchange Commission (the “SEC”), and the Listing Standards. Any determinations made by the Committee will be final and binding on all affected individuals and need not be uniform with respect to each affected individual. In the administration of this Policy, the Committee is authorized and directed to consult with the full Board of either Company, or such other committees of the Companies’ Boards, such as the Audit Committee, as may be necessary or appropriate as to matters within the scope of the Boards’ or such other committee’s responsibility and authority. Subject to any limitation at applicable law, the Committee may authorize and empower any officer or employee of the Companies to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee).

3.    Recoupment of Incentive-Based Compensation

This Policy applies to Incentive-Based Compensation received by a Covered Executive (a) after beginning services as a Covered Executive; (b) if that person served as a Covered Executive at any time during the Covered Period; and (c) while the Company(ies) had a listed class of securities on a national securities exchange.

In the event either Company is required to prepare a Restatement, the Committee will demand that the Covered Executive promptly repay or forfeit to the respective Company the amount of any “Recoverable Incentive-Based Compensation.” The amount of Recoverable Incentive-Based Compensation subject to recovery under the Policy, as determined by the Committee, is the full amount of the excess of: (a) the amount of any Incentive-Based Compensation received by the Covered Executive that was calculated based on the erroneous data in the original financial statements that were subsequently restated over (b) the amount of such Incentive-Based Compensation to which the Covered Executive would have been entitled to receive based on the restated financial statements. Recoverable Incentive-Based Compensation shall be computed by the Committee without regard to any taxes paid.

In the case of compensation based on stock price or total shareholder return, the amount subject to recoupment will be based on a reasonable estimate of the effect of the Restatement on the Company(ies)’s stock price or total shareholder return upon which the Incentive-Based Compensation was received. The Companies shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE.

Such recoupment will apply on a “no-fault” basis—that is, regardless of whether any misconduct occurred or a Covered Executive’s responsibility for the Restatement. In addition, the Company(ies)’s obligation to recoup Recoverable Incentive-Based Compensation is not dependent on if or when restated financial statements are filed with the SEC.

4.    Recoupment Methods

The Committee will determine, in its sole discretion, the method or methods for recouping Recoverable Incentive-Based Compensation pursuant to this Policy. The Committee will have no obligation to apply the same method of recoupment to each affected Covered Executive in connection with any Restatement.

5.    Exceptions to Recovery for Impracticability

The Committee will recover any Recoverable Incentive-Based Compensation unless the Committee has determined that recovery would be impracticable solely for the following limited reasons, and subject to the following procedural and disclosure requirements: (a) the direct expense paid to a third-party to assist in enforcing this Policy would exceed the amount of the Recoverable Incentive-Based Compensation and the Company(ies) (i) makes a reasonable attempt to recover the Recoverable Incentive-Based Compensation and (ii) documents such reasonable attempts, which documentation will be provided to the NYSE,1 or (b) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

6.    Notice

The Companies will provide notice of this Policy to each Covered Executive and each Covered Executive will sign and return to the Committee, within 30 calendar days following the later of (i) this Policy’s Effective Date or (ii) the date the individual becomes a Covered Executive, the Acknowledgement Form attached hereto as Exhibit A, pursuant to which the Covered Executive agrees to be bound by, and to comply with, the terms and conditions of this Policy. In addition, before the Committee takes any action to seek recovery of Recoverable Incentive-Based Compensation pursuant to this Policy or any other action provided for hereunder against a Covered Executive, the Company(ies) will provide notice of such clawback or other action. Notwithstanding anything to the contrary contained herein, the Company(ies)’s failure to provide notice will have no impact on the applicability or enforceability of this Policy.

7.    Disclosure

The Companies shall file all disclosures with respect to this Policy required by applicable rules and regulations, including filing the Policy as an exhibit to the Companies’ joint annual report on Form 10-K.

8.    Other Recoupment Rights
1 The Committee may only make the decision of when compensation is impracticable to clawback if it is comprised solely of independent directors.

Any rights or remedies under this Policy are in addition to, and not in lieu of, any other rights or remedies that the Companies may have pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement, and any other legal rights and remedies available to the Companies, or any actions that may be imposed by law enforcement agencies, regulators, administrative bodies, or other authorities.

9.    Amendment

The Committee may amend this Policy from time to time in its discretion, and will amend this Policy as it deems necessary to reflect the regulations adopted by the SEC under Section 10D of the Exchange Act and to comply with any rules or standards adopted by a national securities exchange on which the Companies’ securities are then listed.

10.    Indemnification or Reimbursement

Neither the Companies now and of their affiliates will: (a) indemnify any Covered Executive against the loss of any incorrectly awarded Incentive-Based Compensation or (b) pay or reimburse any Covered Executive for premiums incurred or paid for any insurance policy to fund such Covered Executive’s potential recovery obligations.

11.    Effective Date

This Policy was adopted by the Companies on September 12, 2023, and applies to Incentive-Based Compensation that is received by Covered Executives on or after October 2, 2023 (the “Effective Date”).

12.    Successors

This Policy shall be binding and enforceable against Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

13.    Definitions

For purposes of this Policy:

(a)    “Covered Executive” means current and former officers of the Companies for purposes of Section 16 of the Exchange Act, identified and affirmed by each Company’s respective Board. Subsequent changes in a Covered Executive’s employment status, including retirement or termination of employment (including after serving in an interim capacity), do not affect either Company’s rights to recover Incentive-Based Compensation pursuant to this Policy.

(b)    “Covered Period” means, with respect to any Restatement, the three (3) completed fiscal years immediately preceding the earlier of: (i) the date the Board, a Board committee, or officer(s) authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that a Restatement is required, or (ii) the date a court, regulator, or other legally authorized body directs the Company(ies) to undertake a Restatement. For purposes of clause (ii), the date of the initial court order or other regulatory agency action would be the measurement date for the Covered Period, but the application of this Policy would occur only after such order is final and non-appealable. The Covered Period also includes any transition period that results from a change in the Company(ies)’s fiscal year within or immediately following such three (3) completed fiscal years.

(c)    A “Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company(ies)’s financial statements, and any measures that are derived wholly or in part from such measures, including, but not limited to, stock price and total shareholder return. For the avoidance of doubt, (i) financial reporting measures include non-GAAP financial measures for purposes of Regulation G of the Exchange Act, as well other measures, metrics and ratios that are not non-GAAP measures, and (ii) financial reporting measures may or may not be included in a filing with the SEC, and may be presented outside the financial statements.

(d)    “GAAP” means U.S. Generally Accepted Accounting Principles.

(e)    “Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure based on or derived from financial information for any fiscal period ending on or after the Effective Date. For the avoidance of doubt, Incentive-Based Compensation does not include: (i) salary,2 (ii) bonuses paid solely at the discretion of the Board or the Committee that is not paid from a “bonus pool” that is determined by satisfying a Financial Reporting Measure performance goal, (iii) bonuses awarded based solely on completion of a specified period of service, (iv) bonuses awarded based solely on subjective standards, strategic measures, or operational measures, or (v) equity awards for which the grant is not contingent upon achieving any Financial Reporting Measure performance goal and vesting is contingent solely upon completion of a specified service period and/or attaining one or more nonfinancial reporting measures.

(f)    Incentive-Based Compensation will be deemed to have been “received” during the fiscal period during which the Financial Reporting Measure specified in the compensation award is attained, even if the grant or payment of such Incentive-Based Compensation occurs after the end of such fiscal period.

(g)    “Restatement” means an accounting restatement of the Company(ies)’s financial statements due to the Company(ies)’s material non-compliance with any financial reporting requirement under the U.S. federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (often referred to as a “Big R” restatement), or that would result in a material misstatement if the correction of the error was recognized in the current period or left uncorrected in the current period (often referred to as a “little R” restatement).

2     However, to the extent that a Covered Executive receives a salary increase earned wholly or in part based on the attainment of a financial reporting measure performance goal, such a salary increase is Incentive-Based Compensation.

EXHIBIT A

ACKNOWLEDGMENT OF AND AGREEMENT TO THE
PG&E CORPORATION AND PACIFIC GAS AND ELECTRIC COMPANY
DODD-FRANK CLAWBACK POLICY

THIS ACKNOWLEDGEMENT OF AND AGREEMENT TO THE DODD-FRANK CLAWBACK POLICY is entered into by and among PG&E Corporation and Pacific Gas and Electric Company, each a California corporation (each, a “Company” and together the “Companies”) and the undersigned (the “Covered Executive”) as of the date of the Covered Executive’s signature below.

The Covered Executive acknowledges and agrees that the Companies have provided the Covered Executive with a copy of the Dodd-Frank Clawback Policy (the “Policy”), attached hereto as Annex A, and that the Covered Executive has had the opportunity to review the Policy. The Covered Executive further acknowledges and agrees that the Covered Executive accepts the provisions of the Policy and will abide by all of the terms of the Policy both during and after the Covered Executive’s employment with the applicable Company, including, without limitation, by forfeiting, promptly repaying and/or offsetting, on a pre-tax basis, any Recoverable Incentive-Based Compensation (as defined in the Policy), and hereby agrees to waive the assertion or application of any rights under federal, state, local or foreign law or in contract or equity that would otherwise conflict with or narrow the Companies’ authority to interpret, apply and enforce the Policy to its fullest extent, including but not limited to, the Companies’ authority to withhold or divert the Covered Executive’s wages pursuant to the Policy.

The Covered Executive further acknowledges and agrees that all Incentive-Based Compensation (as defined in the Policy) granted, earned or vested on or after October 2, 2023 (the “Effective Date”) will be subject to the provisions of the Policy, and that agreement to the Policy is a condition to the receipt and retention of such compensation. The Covered Executive acknowledges and agrees that the Covered Executive’s acceptance of the Policy is in consideration of Incentive-Based Compensation that is granted, earned or vested on or after the later of the Effective Date or the date of the Covered Executive’s signature below.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date of the Covered Executive’s signature below.
PG&E CORPORATION
PACIFIC GAS AND ELECTRIC COMPANY
By:
Signature

Name

Title(s)
COVERED EXECUTIVE

Signature

Name

Date

ANNEX A

PG&E CORPORATION AND PACIFIC GAS AND ELECTRIC COMPANY
DODD-FRANK CLAWBACK POLICY

[See attached]